Exhibit 3.1
FIFTH AMENDMENT TO
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF EOP OPERATING LIMITED PARTNERSHIP
     THIS FIFTH AMENDMENT (this “Amendment”) TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOP OPERATING LIMITED PARTNERSHIP (the “Agreement”), dated June 9, 2005, is entered into by EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, as the general partner (the “General Partner”) of EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), for itself and on behalf of the Limited Partners of the Partnership.
     WHEREAS, on June 9, 2005, pursuant that certain Purchase and Sale and Contribution Agreement dated as of April 13, 2005, as amended by that certain Amendment to Purchase and Sale and Contribution Agreement dated as of May 6, 2005, and as further amended by that certain Second Amendment to Purchase and Sale and Contribution Agreement dated as of June 1, 2005 (as amended, the “Contribution Agreement”), Helen M. Raiser, as Trustee of The J.H.R. Trust, under Trust Agreement dated October 2, 1969, and Harvey E. Chapman, Jr., an individual (together, “Unit Recipients”) contributed property to CA-Shorebreeze Office Limited Partnership in exchange for units of limited partnership interest in the Partnership (the “Units”);
     WHEREAS, pursuant to the Contribution Agreement, each of the Unit Recipients has elected to become a Part II Protected Partner pursuant to the Agreement, thereby agreeing to restore, upon certain conditions, all or a portion of any deficit balance in the Unit Recipient’s Capital Account; and
     WHEREAS, the General Partner desires to amend the Agreement in order to designate each of the Unit Recipients as a Part II Protected Partner.
     NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Agreement as follows:
     1. Addition of Exhibit E-11 to the Agreement. Exhibit E-11 to the Agreement is hereby created and made part of the Agreement by incorporating the content of Exhibit A attached to this Amendment, which sets forth specific additional agreements regarding certain additional rights and obligations of the Unit Recipients and the Partnership.
     2. Addition to Exhibit E to the Agreement. Exhibit E to the Agreement is hereby modified by inserting, at the end of the Exhibit,
     “(11) Protected Amount is as provided for in Exhibit E-11.”

     3. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement. Except as modified by this Amendment and Exhibit A hereto, all terms and conditions of the Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.
     4. Time Is of the Essence. Time is of the essence as to each and every provision of this Amendment.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, the General Partner of EOP Operating Limited Partnership and on behalf of existing Limited Partners

By:	/s/ Jeffrey S. Arnold

Name:	Jeffrey S. Arnold
Title:	Vice President – Legal

Exhibit A
Exhibit E-11
(Chapman and Raiser — CA-Shorebreeze Agreement)
     Background
     On June 9 2005, in connection with the closing of the transactions contemplated by the Purchase and Sale and Contribution Agreement dated as of April 13, 2005, as amended by that certain Amendment to Purchase and Sale and Contribution Agreement dated as of May 6, 2005, and as further amended by that certain Second Amendment to Purchase and Sale and Contribution Agreement dated as of June 1, 2005 (as amended, the “Contribution Agreement”) between SHOREBREEZE ASSOCIATES, LLC, a California limited liability company and EOP-SHOREBREEZE LIMITED PARTNERSHIP, a Delaware limited partnership that is directly and indirectly wholly-owned by the Partnership, in which HELEN M. RAISER, as Trustee of The J.H.R. Trust, under Trust Agreement dated October 2, 1969 (“Raiser”), and HARVEY E. CHAPMAN, JR., an individual (“Chapman” and, together with Raiser, “Unit Recipients”) and the Partnership have joined by written Joinder, Raiser received 54,095, and Chapman received 54,095, Class B Units of limited Partnership Interest in the Partnership (collectively, the “Units”), based on a price per Unit of $32.50, in exchange for their respective interests in the “Property”, as defined in the Contribution Agreement. In connection with the issuance of the Units, the Fifth Amendment, dated June 9, 2005 (the “Fifth Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of EOP (the “Agreement”), was executed adding this Exhibit E-11 to the Agreement, setting forth specific agreement regarding additional rights and obligations of the Unit Recipients and the Partnership.
     All Capitalized terms used and not otherwise defined in this Exhibit E-11 have the meanings assigned in the Agreement or the Fifth Amendment, as applicable.
     Specific Agreement
Unit Recipients’ Obligation to Restore Deficit Capital Accounts. Raiser shall be a Part II Protected Partner pursuant to the Agreement, with a Protected Amount not in excess of $500,000.00, and Chapman shall be a Part II Protected Partner pursuant to the Agreement, with a Protected Amount not in excess of $6,000,000.00; provided that each such Unit Recipient has delivered to the General Partner, an Election to Undertake Obligation to Restore Deficit Capital Account (the “DRO Election”), in the form attached to the Contribution Agreement as Exhibit T-1 thereof. Notwithstanding any obligation of the Partnership referred to in the Contribution Agreement, the Partnership shall not be obligated to maintain any level of indebtedness that qualifies as a Recourse Liability (as defined in the Agreement). Neither the Partnership nor the General Partner has or will make any representation or warranty to the Unit Recipients that the DRO Election will be effective to cause Unit Recipients to be considered to bear the “economic risk of loss” with respect to indebtedness of the Operating Partnership for purposes of either Section 752 or Section 465 of the Code. Upon becoming effective, the DRO Election shall be irrevocable, cannot be reduced, and shall be binding upon successive transferees of the Unit Recipients, except as provided in Section 13.3.D of the Agreement.